Exhibit 1
IDENTIFICATION OF MEMBERS OF THE GROUP
1. Steven S. Myers
2. Steven S. Myers Revocable Living Trust dated December 1, 2000
3. Steven S. Myers Grantor Retained Annuity Trust dated April 23, 2007